                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               AMENDMENT NO. 1 TO
                                 SCHEDULE 13D*

                   Under the Securities Exchange Act of 1934


                               IMPERIAL BANCORP
                -----------------------------------------------
                                (Name of Issuer)

                                 Common Stock
               -------------------------------------------------
                         (Title of Class of Securities)

                                    452556103
                 --------------------------------------------
                                 (CUSIP Number)

                               Douglas D. Hommert
                         500 North Broadway, Suite 2000
                   St. Louis, Missouri  63102 (314) 444-7600
             -----------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 April 1, 1996
                    ---------------------------------------
                         (Date of Event Which Requires
                           Filing of this Amendment)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ( ).

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Karon Burns, as Trustee and individually
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF (See Item 5 below)
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e). ( )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
    7)  Sole Voting Power:               540
    8)  Shared Voting Power:         345,600
    9)  Sole Dispositive Power:          540
   10)  Shared Dispositive Power:    345,600
______________________________________________________________________________

   11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 346,140 Shares (See Item 5 below)
______________________________________________________________________________

   12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

   13) Percent of Class Represented by Amount in Row 11: 2.3% (See Item 5 below).

______________________________________________________________________________

   14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                               Page 2 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Marian V. Mehan, as Trustee
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________
    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  Not Applicable
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e). ( )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:

    7)  Sole Voting Power:  5,400
    8)  Shared Voting Power:  356,076
    9)  Sole Dispositive Power:  5,400
   10)  Shared Dispositive Power:  356,076
_______________________________________________________________________________

   11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                       361,476 shares (See Item 5 below)
______________________________________________________________________________

   12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

   13)  Percent of Class Represented by Amount in Row 11: 2.4% (See Item 5
        below)
______________________________________________________________________________

   14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                               Page 3 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            West Bank Trust dated July 3, 1995
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:  237,600
        8)  Shared Voting Power:  -0-
        9)  Sole Dispositive Power:  237,600
        10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11) Aggregate Amount Beneficially Owned by Each Reporting Person:

                           237,600 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 1.6% (See Item 5
        below)
______________________________________________________________________________

    14) Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 4 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            PAN West Bank Trust dated July 3, 1995
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:  27,000
        8)  Shared Voting Power:  -0-
        9)  Sole Dispositive Power:  27,000
        10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11) Aggregate Amount Beneficially Owned by Each Reporting Person:

                           27,000 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5
        below)
______________________________________________________________________________

    14) Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 5 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            CNN West Bank Trust dated July 3, 1995
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:  27,000
        8)  Shared Voting Power:  -0-
        9)  Sole Dispositive Power:  27,000
        10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11) Aggregate Amount Beneficially Owned by Each Reporting Person:

                           27,000 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5
        below)
______________________________________________________________________________

    14) Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 6 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            JJN West Bank Trust dated July 3, 1995
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:  27,000
        8)  Shared Voting Power:  -0-
        9)  Sole Dispositive Power:  27,000
        10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11) Aggregate Amount Beneficially Owned by Each Reporting Person:

                           27,000 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5
        below)
______________________________________________________________________________

    14) Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 7 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            MDN West Bank Trust dated July 3, 1995
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:  27,000
        8)  Shared Voting Power:  -0-
        9)  Sole Dispositive Power:  27,000
        10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11) Aggregate Amount Beneficially Owned by Each Reporting Person:

                           27,000 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5
        below)
______________________________________________________________________________

    14) Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 8 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

     1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Novelly Exempt Trust dated August 12, 1992
______________________________________________________________________________

     2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

     3)  SEC Use Only
______________________________________________________________________________

     4)  Source of Funds:  PF
______________________________________________________________________________

     5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
         (  )
______________________________________________________________________________

     6)  Citizenship or Place of Organization:
         Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

     Number of Shares Beneficially Owned by Each Reporting Person With:
          7)  Sole Voting Power:  54,000
          8)  Shared Voting Power:  -0-
          9)  Sole Dispositive Power:  54,000
         10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:

                           54,000 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13)  Percent of Class Represented by Amount in Row 11: 0.4% (See Item 5
         below)
______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                               Page 9 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Novelly Family Trust dated October 21, 1991
______________________________________________________________________________

     2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

     3)  SEC Use Only
______________________________________________________________________________

     4)  Source of Funds:  PF
______________________________________________________________________________

     5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
         (  )
______________________________________________________________________________

     6)  Citizenship or Place of Organization:
         Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

     Number of Shares Beneficially Owned by Each Reporting Person With:
         7)  Sole Voting Power:  15,120
         8)  Shared Voting Power:  -0-
         9)  Sole Dispositive Power:  15,120
         10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:

                           15,120 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13)  Percent of Class Represented by Amount in Row 11: 0.1% (See Item 5
         below)
______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 10 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            The Agent Trust dated February 8, 1992
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
    7)  Sole Voting Power:  6,480
    8)  Shared Voting Power:  -0-
    9)  Sole Dispositive Power:  6,480
   10)  Shared Dispositive Power:  -0-
______________________________________________________________________________

   11)  Aggregate Amount Beneficially Owned by Each Reporting Person:

                            6,480 (See Item 5 below)
______________________________________________________________________________

   12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

   13)  Percent of Class Represented by Amount in Row 11: 0.04% (See Item 5
        below)
______________________________________________________________________________

   14)  Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 11 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            P.A. Novelly Individual Retirement Account
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Not Applicable
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
    7)  Sole Voting Power:  2,700
    8)  Shared Voting Power:  -0-
    9)  Sole Dispositive Power:  2,700
   10)  Shared Dispositive Power:  -0-
______________________________________________________________________________

   11)  Aggregate Amount Beneficially Owned by Each Reporting Person:

                            2,700 (See Item 5 below)
______________________________________________________________________________

   12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

   13)  Percent of Class Represented by Amount in Row 11: 0.02% (See Item 5
        below)
______________________________________________________________________________

   14)  Type of Reporting Person (See Instructions):  EP
______________________________________________________________________________
______________________________________________________________________________

                              Page 12 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            W & B Investments, Ltd.
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  WC
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Islands of Bermuda
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
    7)  Sole Voting Power:   14,904
    8)  Shared Voting Power:   -0-
    9)  Sole Dispositive Power:   14,904
   10)  Shared Dispositive Power:   -0-
______________________________________________________________________________

   11)  Aggregate Amount Beneficially Owned by Each Reporting Person:

                           14,904 (See Item 5 below)
______________________________________________________________________________

   12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

   13)  Percent of Class Represented by Amount in Row 11: 0.1% (See Item 5
        below)
______________________________________________________________________________

   14)  Type of Reporting Person (See Instructions):  CO
______________________________________________________________________________
______________________________________________________________________________

                              Page 13 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Apex Oil Company, Inc. Employees Savings Plan
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  WC
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Employee Benefit Plan Governed under the laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
    7)  Sole Voting Power:   140,400
    8)  Shared Voting Power:   -0-
    9)  Sole Dispositive Power:   140,400
   10)  Shared Dispositive Power:   -0-
______________________________________________________________________________

   11)  Aggregate Amount Beneficially Owned by Each Reporting Person:

                           140,400 (See Item 5 below)
______________________________________________________________________________

   12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

   13)  Percent of Class Represented by Amount in Row 11: 0.9% (See Item 5
        below)
______________________________________________________________________________

   14)  Type of Reporting Person (See Instructions):  EP
______________________________________________________________________________
______________________________________________________________________________

                              Page 14 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            P.A. Novelly, as Trustee and as president of W & B Investments, Ltd. S.S.N.
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  Not Applicable
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        ( )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:

    7)  Sole Voting Power:   17,604
    8)  Shared Voting Power:   146,880
    9)  Sole Dispositive Power:   17,604
   10)  Shared Dispositive Power:    146,880
_______________________________________________________________________________

   11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 164,484 Shares (See Item 5 below)
______________________________________________________________________________

   12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

   13) Percent of Class Represented by Amount in Row 11: 1.1% (See Item 5 below).

______________________________________________________________________________

   14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 15 of 56 Pages

CUSIP No. 452556103
________________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            P.A. Novelly II, as Trustee and Individually
________________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     (X)
            (b)     ( )
________________________________________________________________________________

    3)  SEC Use Only
________________________________________________________________________________

    4)  Source of Funds:  PF  (See Item 5 below)
________________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        ( )
________________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
________________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:    2,160
        8)  Shared Voting Power:    69,120
        9)  Sole Dispositive Power:   2,160
        10) Shared Dispositive Power:  69,120
________________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 71,280 Shares (See Item 5 below)

________________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         ( )

________________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.5% (See Item 5 below).

________________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
________________________________________________________________________________
________________________________________________________________________________

                              Page 16 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            William G. Lauber, as Trustee
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  Not Applicable
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   -0-
        8)  Shared Voting Power:   19,116
        9)  Sole Dispositive Power:  -0-
        10) Shared Dispositive Power: 19,116
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 19,116 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.1% (See Item 5 below).

______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 17 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Douglas D. Hommert, as Trustee
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  Not Applicable
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   -0-
        8)  Shared Voting Power:   25,596
        9)  Sole Dispositive Power:   -0-
        10) Shared Dispositive Power:   25,596
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 25,596 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5 below).

______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 18 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            John K. Pruellage, as Trustee
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  Not Applicable
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   -0-
        8)  Shared Voting Power:   54,000
        9)  Sole Dispositive Power:   -0-
        10) Shared Dispositive Power:   54,000
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 54,000 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.4% (See Item 5 below).

______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 19 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Dominique Ferrante Trust dated December 26, 1991
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:  2,700
        8)  Shared Voting Power:  -0-
        9)  Sole Dispositive Power:  2,700
        10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:

                            2,700 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13)  Percent of Class Represented by Amount in Row 11: 0.02% (See Item 5
         below)
______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 20 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Danielle Lee Niemann Trust dated February 11, 1994
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:  1,296
        8)  Shared Voting Power:  -0-
        9)  Sole Dispositive Power:  1,296
        10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11) Aggregate Amount Beneficially Owned by Each Reporting Person:

                            1,296 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.01 (See Item 5
        below)
______________________________________________________________________________

    14) Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 21 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            JKP Exempt Trust dated March 30, 1993
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Trust Governed by the Laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:  5,400
        8)  Shared Voting Power:  -0-
        9)  Sole Dispositive Power:  5,400
        10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11) Aggregate Amount Beneficially Owned by Each Reporting Person:

                            5,400 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.04% (See Item 5
        below)
______________________________________________________________________________

    14) Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 22 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            W. Michael Ross, as Trustee and Individually
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF  (See Item 5 below)
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:           1,080
        8)  Shared Voting Power:         3,240
        9)  Sole Dispositive Power:      1,080
        10) Shared Dispositive Power:    3,240
______________________________________________________________________________

    11) Aggregate Amount Beneficially Owned by Each Reporting Person:
               4,320 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.03% (See Item 5 below).
______________________________________________________________________________

    14) Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 23 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Christian Brothers College High School
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  WC
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        Not for Profit Corporation under the laws of the State of Missouri
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:  3,240
        8)  Shared Voting Power:  -0-
        9)  Sole Dispositive Power:  3,240
        10) Shared Dispositive Power:  -0-
______________________________________________________________________________

    11) Aggregate Amount Beneficially Owned by Each Reporting Person:

                            3,240 (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.02% (See Item 5
        below)
______________________________________________________________________________

    14) Type of Reporting Person (See Instructions):  OO
______________________________________________________________________________
______________________________________________________________________________

                              Page 24 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Thomas Dunne
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF  (See Item 5 below)
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   1,080
        8)  Shared Voting Power:   -0-
        9)  Sole Dispositive Power:   1,080
        10) Shared Dispositive Power:   -0-
______________________________________________________________________________

    11) Aggregate Amount Beneficially Owned by Each Reporting Person:
                 1,080 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.01% (See Item 5 below).
______________________________________________________________________________

    14) Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 25 of 56 Pages

CUSIP No. 452556103
________________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            William Powell
________________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
________________________________________________________________________________

    3)  SEC Use Only
________________________________________________________________________________

    4)  Source of Funds:  PF  (See Item 5 below)
________________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
________________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
________________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   1,080
        8)  Shared Voting Power:   -0-
        9)  Sole Dispositive Power:   1,080
        10) Shared Dispositive Power:   -0-
________________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 1,080 Shares (See Item 5 below)
________________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
________________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.01% (See Item 5 below).

________________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
________________________________________________________________________________
________________________________________________________________________________


                              Page 26 of 56 Pages

CUSIP No. 452556103
________________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Norbert A. Siegfreid
________________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
________________________________________________________________________________

    3)  SEC Use Only
________________________________________________________________________________

    4)  Source of Funds:  PF  (See Item 5 below)
________________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
________________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
________________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   5,400
        8)  Shared Voting Power:   -0-
        9)  Sole Dispositive Power:   5,400
        10) Shared Dispositive Power:   -0-
________________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 5,400 Shares (See Item 5 below)
________________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
________________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.04% (See Item 5 below).

________________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
________________________________________________________________________________
________________________________________________________________________________


                              Page 27 of 56 Pages

CUSIP No. 452556103
________________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Richard Grisham
________________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
________________________________________________________________________________

    3)  SEC Use Only
________________________________________________________________________________

    4)  Source of Funds:  PF  (See Item 5 below)
________________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
________________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
________________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   2,160
        8)  Shared Voting Power:   -0-
        9)  Sole Dispositive Power:   2,160
        10) Shared Dispositive Power:   -0-
________________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 2,160 Shares (See Item 5 below)
________________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
________________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.01% (See Item 5 below).

________________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
________________________________________________________________________________
________________________________________________________________________________


                              Page 28 of 56 Pages

CUSIP No. 452556103
________________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Edward Wahl
________________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
________________________________________________________________________________

    3)  SEC Use Only
________________________________________________________________________________

    4)  Source of Funds:  PF  (See Item 5 below)
________________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
________________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
________________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   5,400
        8)  Shared Voting Power:   -0-
        9)  Sole Dispositive Power:   5,400
        10) Shared Dispositive Power:   -0-
________________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 5,400 Shares (See Item 5 below)
________________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
________________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.04% (See Item 5 below).

________________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
________________________________________________________________________________
________________________________________________________________________________


                              Page 29 of 56 Pages

CUSIP No. 452556103
________________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Buehler Living Trust dated 8-22-90
________________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
________________________________________________________________________________

    3)  SEC Use Only
________________________________________________________________________________

    4)  Source of Funds:  PF  (See Item 5 below)
________________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
________________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
________________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   25,920
        8)  Shared Voting Power:   -0-
        9)  Sole Dispositive Power:   25,920
        10) Shared Dispositive Power:   -0-
________________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 25,920 Shares (See Item 5 below)
________________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
________________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5 below).

________________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  OO
________________________________________________________________________________
________________________________________________________________________________


                              Page 30 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

     1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Hans H. Buehler, as Trustee
______________________________________________________________________________

     2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

     3)  SEC Use Only
______________________________________________________________________________

     4)  Source of Funds:  PF  (See Item 5 below)
______________________________________________________________________________

     5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
         (  )
______________________________________________________________________________

     6)  Citizenship or Place of Organization:
         U.S. Citizen
______________________________________________________________________________

     Number of Shares Beneficially Owned by Each Reporting Person With:
          7)  Sole Voting Power:   25,920
          8)  Shared Voting Power:   -0-
          9)  Sole Dispositive Power:   25,920
         10)  Shared Dispositive Power:   -0-
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 25,920 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5 below).

______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 31 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Vivian Buehler, as Trustee
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF  (See Item 5 below)
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)   Sole Voting Power:   25,920
        8)   Shared Voting Power:   -0-
        9)   Sole Dispositive Power:   25,920
        10)  Shared Dispositive Power:   -0-
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 25,920 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
        (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.2% (See Item 5 below).

______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 32 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Ronald C. Waranch
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  PF  (See Item 5 below)
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)   Sole Voting Power:   40,185
        8)   Shared Voting Power:   -0-
        9)   Sole Dispositive Power:   40,185
        10)  Shared Dispositive Power:   -0-
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 40,185 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.3% (See Item 5 below).

______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 33 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

     1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
             Levy, Harkins & Co., Inc.
______________________________________________________________________________

     2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

     3)  SEC Use Only
______________________________________________________________________________

     4)  Source of Funds:  WC  (See Item 5 below)
______________________________________________________________________________

     5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
         (  )
______________________________________________________________________________

     6)  Citizenship or Place of Organization:
         New York
______________________________________________________________________________

     Number of Shares Beneficially Owned by Each Reporting Person With:
          7)  Sole Voting Power:   122,040
          8)  Shared Voting Power:   -0-
          9)  Sole Dispositive Power:   122,040
         10)  Shared Dispositive Power:   -0-
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 122,040 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.8% (See Item 5 below).

______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  CO
______________________________________________________________________________
______________________________________________________________________________

                              Page 34 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            First Leveraged Fund, L.P.
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  WC  (See Item 5 below)
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        New York
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   13,500
        8)  Shared Voting Power:   -0-
        9)  Sole Dispositive Power:   13,500
        10) Shared Dispositive Power:   -0-
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 13,500 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
          (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.1% (See Item 5 below).

______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  PN
______________________________________________________________________________
______________________________________________________________________________

                              Page 35 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Edwin Levy
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  AF  (See Item 5 below)
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   -0-
        8)  Shared Voting Power:   135,540
        9)  Sole Dispositive Power:   -0-
        10) Shared Dispositive Power:   135,540
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 135,540 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.9% (See Item 5 below).

______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 36 of 56 Pages

CUSIP No. 452556103
______________________________________________________________________________

    1) Name of Reporting Person (S.S. or I.R.S. Identification No. of Above Person):
            Michael Harkins
______________________________________________________________________________

    2)  Check the Appropriate Box if a Member of a Group (See Instructions).
            (a)     ( X )
            (b)     (   )
______________________________________________________________________________

    3)  SEC Use Only
______________________________________________________________________________

    4)  Source of Funds:  AF  (See Item 5 below)
______________________________________________________________________________

    5) Check Box If Disclosure of Legal Proceedings is Required Pursuant to Items (2d) or 2(e).
        (  )
______________________________________________________________________________

    6)  Citizenship or Place of Organization:
        U.S. Citizen
______________________________________________________________________________

    Number of Shares Beneficially Owned by Each Reporting Person With:
        7)  Sole Voting Power:   -0-
        8)  Shared Voting Power:   135,540
        9)  Sole Dispositive Power:   -0-
        10) Shared Dispositive Power:   135,540
______________________________________________________________________________

    11)  Aggregate Amount Beneficially Owned by Each Reporting Person:
                 135,540 Shares (See Item 5 below)
______________________________________________________________________________

    12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions):
         (  )
______________________________________________________________________________

    13) Percent of Class Represented by Amount in Row 11: 0.9% (See Item 5 below).

______________________________________________________________________________

    14)  Type of Reporting Person (See Instructions):  IN
______________________________________________________________________________
______________________________________________________________________________

                              Page 37 of 56 Pages

Item 4. Purpose of Transaction.
- ------  ----------------------

    At the request of Imperial Bancorp, Inglewood, California, a California corporation ("Company"), P.A. Novelly agreed to join the board of directors of Imperial Bank, Inglewood, California, a California chartered bank and the Company's wholly owned subsidiary, effective April 1, 1996.

Item 5. Interest in Securities of the Issuer.
- ------  ------------------------------------

    The number of shares owned by the persons filing the statement has been adjusted to reflect an 8% stock dividend declared by the Company on January 25, 1996 and additional beneficial ownership of shares of the common stock of the Company by certain such persons. Such beneficial ownership was not acquired within the past 60 days and was inadvertantly omitted from this Schedule 13D as originally filed.

Item 7. Material to be Filed as Exhibits.
- ------  --------------------------------

    Exhibit I:  Joint Filing Agreement pursuant to Rule 13-d-1(f) for this
                Schedule 13D.

    Exhibit II: Power of Attorney.

                              Page 38 of 56 Pages

Signature
- ---------

    After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  May 1, 1996

                                       /s/ Karon Burns
                                       ________________________________________
                                           Karon Burns

                                       *
                                       ________________________________________
                                           Marian V. Mehan


                                       West Bank Trust dated July 3, 1995

                                       /s/ Karon Burns, Trustee
                                       ________________________________________
                                           Karon Burns, Trustee

                                       *
                                       ________________________________________
                                           Marian V. Mehan, Trustee


                                       PAN West Bank Trust dated July 3, 1995

                                       /s/ Karon Burns, Trustee
                                       ________________________________________
                                           Karon Burns, Trustee

                                       *
                                       ________________________________________
                                           Marian V. Mehan, Trustee


                                       CNN West Bank Trust dated July 3, 1995

                                       /s/ Karon Burns, Trustee
                                       ________________________________________
                                           Karon Burns, Trustee

                                       *
                                       ________________________________________
                                           Marian V. Mehan, Trustee

                              Page 39 of 56 Pages

                                    JJN West Bank Trust dated July 3, 1995

                                    /s/ Karon Burns, Trustee
                                    ___________________________________________
                                    Karon Burns, Trustee

                                    *
                                    ___________________________________________
                                    Marian V. Mehan, Trustee


                                    MDN West Bank Trust dated July 3, 1995

                                    /s/ Karon Burns, Trustee
                                    ___________________________________________
                                    Karon Burns, Trustee

                                    *
                                    ___________________________________________
                                    Marian V. Mehan, Trustee


                                    Novelly Exempt Trust dated August 12, 1992

                                    /s/ P.A. Novelly, II, Trustee
                                    ___________________________________________
                                    P.A. Novelly, II, Trustee

                                    *
                                    ___________________________________________
                                    John K. Pruellage, Trustee


                                    Novelly Family Trust dated October 21, 1991

                                    /s/ P.A. Novelly, II, Trustee
                                    ___________________________________________
                                    P.A. Novelly, II, Trustee

                                    /s/ William G. Lauber, Trustee
                                    ___________________________________________
                                    William G. Lauber, Trustee

                                    *
                                    ___________________________________________
                                    Douglas D. Hommert, Trustee

                              Page 40 of 56 Pages

                                  The Agent Trust dated February 8, 1992

                                  /s/ P.A. Novelly, Trustee
                                  ___________________________________________
                                  P.A. Novelly, Trustee

                                  *
                                  ___________________________________________
                                  Marian V. Mehan, Trustee

                                  *
                                  ___________________________________________
                                  Douglas D. Hommert, Trustee


                                  P.A. Novelly Individual Retirement Account

                                  /s/ P.A. Novelly, Trustee
                                  ___________________________________________
                                  P.A. Novelly, Trustee


                                  W & B Investments, Ltd.

                                  /s/ P.A. Novelly, President
                                  ___________________________________________
                                  P.A. Novelly, President


                                  Apex Oil Company, Inc. Employees Savings Plan

                                  /s/ P.A. Novelly, Trustee
                                  _____________________________________________
                                  P.A. Novelly, Trustee

                                  /s/ P.A. Novelly
                                  _____________________________________________
                                  P.A. Novelly

                                  /s/ P.A. Novelly, II
                                  _____________________________________________
                                  P.A. Novelly, II

                                  /s/ William G. Lauber
                                  _____________________________________________
                                  William G. Lauber

                              Page 41 of 56 Pages

                             *
                             __________________________________________________
                                 Douglas D. Hommert


                             *
                             __________________________________________________
                                 John K. Pruellage


                             Dominique Ferrante Trust dated December 26, 1991

                             *
                             __________________________________________________
                                 Marian V. Mehan, Trustee

                             *
                             __________________________________________________
                                 Douglas D. Hommert, Trustee


                             /s/ William G. Lauber, Trustee
                             __________________________________________________
                                 William G. Lauber, Trustee


                             Danielle Lee Niemann Trust, dated February 11, 1994

                             *
                             __________________________________________________
                                 Marian V. Mehan, Trustee

                             *
                             __________________________________________________
                                 Douglas D. Hommert, Trustee

                             /s/ William G. Lauber, Trustee
                             __________________________________________________
                                 William G. Lauber, Trustee


                             JKP Exempt Trust, dated March 30, 1993

                             *
                             __________________________________________________
                                 Marian V. Mehan, Trustee


                             /s/ W. Michael Ross
                             __________________________________________________
                                 W. Michael Ross

                              Page 42 of 56 Pages

                                       Christian Brothers College High School

                                       /s/ W. Michael Ross, Trustee
                                       ________________________________________
                                           W. Michael Ross, Trustee

                                       /s/ Thomas Dunne
                                       ________________________________________
                                           Thomas Dunne


                                       *
                                       ________________________________________
                                           William Powell


                                       /s/ Norbert A. Siegfreid
                                       ________________________________________
                                           Norbert A. Siegfreid


                                       /s/ Richard Grisham
                                       ________________________________________
                                           Richard Grisham


                                       /s/ Edward Wahl
                                       ________________________________________
                                           Edward Wahl


                                       Buehler Living Trust dated 8-22-90

                                       /s/ Hans H. Buehler, Trustee
                                       ________________________________________
                                           Hans H. Buehler, Trustee

                                       /s/ Vivian Buehler, Trustee
                                       ________________________________________
                                           Vivian Buehler, Trustee

                                       /s/ Hans H. Buehler
                                       ________________________________________
                                           Hans H. Buehler

                                       /s/ Vivian Buehler
                                       ________________________________________
                                           Vivian Buehler

                              Page 43 of 56 Pages

                              *
                              __________________________________________________
                                  Ronald C. Waranch


                              Levy, Harkins & Co., Inc.

                              /s/ Edwin Levy, Chairman
                              __________________________________________________
                                    Edwin Levy, Chairman


                              First Leveraged Fund, L.P.

                              /s/ Edwin Levy, General Partner
                              __________________________________________________
                                    Edwin Levy, General Partner


                              /s/ Edwin Levy
                              __________________________________________________
                                    Edwin Levy


                              /s/ Michael Harkins
                              __________________________________________________
                                    Michael Harkins


*  By: /s/ James F. Sanders
      ____________________________
           Attorney-in-fact






                              Page 44 of 56 Pages

                          EXHIBIT I TO SCHEDULE 13-D

                            JOINT FILING AGREEMENT
                            ----------------------

                            Dated as of May 1, 1996


    The undersigned each hereby agree that the Amendment No. 1 to Schedule 13D filed herewith, relating to the Common Stock, No Par Value of Imperial Bancorp, is filed on behalf of each of the undersigned.

                              /s/ Karon Burns
                              __________________________________________________
                                    Karon Burns

                              *
                              __________________________________________________
                                    Marian V. Mehan


                              West Bank Trust dated July 3, 1995

                              /s/ Karon Burns, Trustee
                              __________________________________________________
                                    Karon Burns, Trustee

                              *
                              __________________________________________________
                                    Marian V. Mehan, Trustee


                              PAN West Bank Trust dated July 3, 1995

                              /s/ Karon Burns, Trustee
                              __________________________________________________
                                    Karon Burns, Trustee

                              *
                              __________________________________________________
                                    Marian V. Mehan, Trustee


                              CNN West Bank Trust dated July 3, 1995

                              /s/ Karon Burns, Trustee
                              __________________________________________________
                                    Karon Burns, Trustee

                              *
                              __________________________________________________
                                    Marian V. Mehan, Trustee







                              Page 45 of 56 Pages

                                    JJN West Bank Trust dated July 3, 1995

                                    /s/ Karon Burns, Trustee
                                    ___________________________________________
                                        Karon Burns, Trustee

                                    *
                                    ___________________________________________
                                        Marian V. Mehan, Trustee


                                    MDN West Bank Trust dated July 3, 1995

                                    /s/ Karon Burns, Trustee
                                    ___________________________________________
                                        Karon Burns, Trustee

                                    *
                                    ___________________________________________
                                        Marian V. Mehan, Trustee


                                    Novelly Exempt Trust dated August 12, 1992

                                    /s/ P.A. Novelly, II, Trustee
                                    ___________________________________________
                                        P.A. Novelly, II, Trustee

                                    *
                                    ___________________________________________
                                        John K. Pruellage, Trustee


                                    Novelly Family Trust dated October 21, 1991

                                    /s/ P.A. Novelly, II, Trustee
                                    ___________________________________________
                                        P.A. Novelly, II, Trustee

                                    /s/ William G. Lauber, Trustee
                                    ___________________________________________
                                        William G. Lauber, Trustee

                                    *
                                    ___________________________________________
                                        Douglas D. Hommert, Trustee


                              Page 46 of 56 Pages

                                   The Agent Trust dated February 8, 1992

                                   /s/  P.A. Novelly, Trustee
                                   _____________________________________________
                                       P.A. Novelly, Trustee

                                   *
                                   _____________________________________________
                                       Marian V. Mehan, Trustee

                                   *
                                   _____________________________________________
                                       Douglas D. Hommert, Trustee


                                   P.A. Novelly Individual Retirement Account

                                   /s/ P.A. Novelly, Trustee
                                   _____________________________________________
                                       P.A. Novelly, Trustee


                                   W & B Investments, Ltd.

                                   /s/ P.A. Novelly, President
                                   _____________________________________________
                                       P.A. Novelly, President


                                   Apex Oil Company, Inc. Employees Savings Plan

                                   /s/ P.A. Novelly, Trustee
                                   _____________________________________________
                                       P.A. Novelly, Trustee


                                   /s/ P.A. Novelly
                                   _____________________________________________
                                       P.A. Novelly


                                   *
                                   _____________________________________________
                                       P.A. Novelly, II


                                   /s/ William G. Lauber
                                   _____________________________________________
                                       William G. Lauber

                              Page 47 of 56 Pages

                                *

                                ________________________________________________
                                    Douglas D. Hommert


                                *
                                ________________________________________________
                                    John K. Pruellage


                                Dominique Ferrante Trust dated December 26, 1991

                                *
                                ________________________________________________
                                    Marian V. Mehan, Trustee

                                *
                                ________________________________________________
                                    Douglas D. Hommert, Trustee


                                /s/ William G. Lauber, Trustee
                                ________________________________________________
                                    William G. Lauber, Trustee


                                Danielle Lee Niemann Trust, dated February 11, 1994

                                *
                                ________________________________________________
                                    Marian V. Mehan, Trustee

                                *
                                ________________________________________________
                                    Douglas D. Hommert, Trustee

                                /s/ William G. Lauber, Trustee
                                ________________________________________________
                                    William G. Lauber, Trustee


                                JKP Exempt Trust, dated March 30, 1993

                                *
                                ________________________________________________
                                    Marian V. Mehan, Trustee


                                /s/ W. Michael Ross
                                ________________________________________________
                                    W. Michael Ross

                              Page 48 of 56 Pages

                                     Christian Brothers College High School

                                     /s/ W. Michael Ross, Trustee
                                     ___________________________________________
                                         W. Michael Ross, Trustee

                                     /s/ Thomas Dunne
                                     ___________________________________________
                                         Thomas Dunne


                                     *
                                     ___________________________________________
                                         William Powell


                                     /s/ Norbert A. Siegfreid
                                     ___________________________________________
                                         Norbert A. Siegfreid


                                     /s/ Richard Grisham
                                     ___________________________________________
                                         Richard Grisham


                                     /s/ Edward Wahl
                                     ___________________________________________
                                         Edward Wahl


                                     Buehler Living Trust dated 8-22-90

                                     /s/ Hans H. Buehler, Trustee
                                     ___________________________________________
                                         Hans H. Buehler, Trustee

                                     /s/ Vivian Buehler, Trustee
                                     ___________________________________________
                                         Vivian Buehler, Trustee

                                     /s/ Hans H. Buehler
                                     ___________________________________________
                                         Hans H. Buehler

                                     /s/ Vivian Buehler
                                     ___________________________________________
                                         Vivian Buehler

                              Page 49 of 56 Pages

                                    *
                                    ____________________________________________
                                        Ronald C. Waranch


                                    Levy, Harkins & Co., Inc.

                                    /s/ Edwin Levy, Chairman
                                    ____________________________________________
                                        Edwin Levy, Chairman


                                    First Leveraged Fund, L.P.

                                    /s/ Edwin Levy, General Partner
                                    ____________________________________________
                                        Edwin Levy, General Partner


                                    /s/ Edwin Levy
                                    ____________________________________________
                                        Edwin Levy


                                    /s/ Michael Harkins
                                    ____________________________________________
                                        Michael Harkins



* By    /s/ James F. Sanders
    _______________________________
        Attorney-in-fact


                              Page 50 of 56 Pages

                                  EXHIBIT II


                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints James F. Sanders and Karon Burns, and each of them, his true and lawful attorneys and agents to execute in his name, place and stead (individually and in any capacity stated below) any and all further amendments to the Schedule 13D filed by the persons whose signatures appear below with respect to the common stock, no par value per share, of Imperial Bancorp, and all instruments necessary or advisable therewith and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the others and to have full power and authority to do or perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person.

Dated: May 1, 1996


                              /s/ Karon Burns
                              ---------------------------------------
                                  Karon Burns


                              /s/ Marian V. Mehan
                              ---------------------------------------
                                  Marian V. Mehan


                              West Bank Trust dated July 3, 1995

                              /s/ Karon Burns, Trustee
                              ---------------------------------------
                                  Karon Burns, Trustee


                              /s/ Marian V. Mehan, Trustee
                              ---------------------------------------
                                  Marian V. Mehan, Trustee


                              PAN West Bank Trust dated July 3, 1995

                              /s/ Karon Burns, Trustee
                              ---------------------------------------
                                  Karon Burns, Trustee


                              /s/ Marian V. Mehan, Trustee
                              ---------------------------------------
                                  Marian V. Mehan, Trustee


                              Page 51 of 56 Pages

                              CNN West Bank Trust dated July 3, 1995

                              /s/ Karon Burns, Trustee
                              ---------------------------------------
                                  Karon Burns, Trustee


                              /s/ Marian V. Mehan, Trustee
                              ---------------------------------------
                                  Marian V. Mehan, Trustee


                              JJN West Bank Trust dated July 3, 1995

                              /s/ Karon Burns, Trustee
                              ---------------------------------------
                                  Karon Burns, Trustee


                              /s/ Marian V. Mehan, Trustee
                              ---------------------------------------
                                  Marian V. Mehan, Trustee


                              MDN West Bank Trust dated July 3, 1995

                              /s/ Karon Burns, Trustee
                              ---------------------------------------
                                  Karon Burns, Trustee


                              /s/ Marian V. Mehan, Trustee
                              ---------------------------------------
                                  Marian V. Mehan, Trustee


                              Novelly Exempt Trust dated August 12, 1992

                              /s/ P.A. Novelly, II, Trustee
                              ---------------------------------------
                                  P.A. Novelly, II, Trustee


                              /s/ John K. Pruellage, Trustee
                              ---------------------------------------
                                  John K. Pruellage, Trustee


                              Page 52 of 56 Pages

                              Novelly Family Trust dated October 21, 1991

                              /s/ P.A. Novelly, II, Trustee
                              ---------------------------------------
                                  P.A. Novelly, II, Trustee


                              /s/ William G. Lauber, Trustee
                              ---------------------------------------
                                  William G. Lauber, Trustee


                              /s/ Douglas D. Hommert, Trustee
                              ---------------------------------------
                                  Douglas D. Hommert, Trustee


                              The Agent Trust dated February 8, 1992

                              /s/ P.A. Novelly, Trustee
                              ---------------------------------------
                                  P.A. Novelly, Trustee


                              /s/ Marian V. Mehan, Trustee
                              ---------------------------------------
                                  Marian V. Mehan, Trustee


                              /s/ Douglas D. Hommert, Trustee
                              ---------------------------------------
                                  Douglas D. Hommert, Trustee


                              P.A. Novelly Individual Retirement Account

                              /s/ P.A. Novelly, Trustee
                              ---------------------------------------
                                  P.A. Novelly, Trustee


                              W & B Investments, Ltd.

                              /s/ P.A. Novelly, President
                              ---------------------------------------
                                  P.A. Novelly, President


                              Apex Oil Company, Inc. Employees Savings Plan

                              /s/ P.A. Novelly, Trustee
                              ---------------------------------------
                                  P.A. Novelly, Trustee


                              Page 53 of 56 Pages

                              /s/ P.A. Novelly
                              ---------------------------------------
                                  P.A. Novelly


                              /s/ P.A. Novelly, II
                              ---------------------------------------
                                  P.A. Novelly, II


                              /s/ William G. Lauber
                              ---------------------------------------
                                  William G. Lauber


                              /s/ Douglas D. Hommert
                              ---------------------------------------
                                  Douglas D. Hommert


                              /s/ John K. Pruellage
                              ---------------------------------------
                                  John K. Pruellage


                              Dominique Ferrante Trust dated December 26, 1991

                              /s/ Marian V. Mehan, Trustee
                              ---------------------------------------
                                  Marian V. Mehan, Trustee


                              /s/ Douglas D. Hommert, Trustee
                              ---------------------------------------
                                  Douglas D. Hommert, Trustee


                              /s/ William G. Lauber, Trustee
                              ---------------------------------------
                                  William G. Lauber, Trustee


                              Danielle Lee Niemann Trust, dated February 11,
                              1994

                              /s/ Marian V. Mehan, Trustee
                              ---------------------------------------
                                  Marian V. Mehan, Trustee


                              Page 54 of 56 Pages

                              /s/ Douglas D. Hommert, Trustee
                              ---------------------------------------
                                  Douglas D. Hommert, Trustee


                              /s/ William G. Lauber, Trustee
                              ---------------------------------------
                                  William G. Lauber, Trustee


                              JKP Exempt Trust, dated March 30, 1993

                              /s/ Marian V. Mehan, Trustee
                              ---------------------------------------
                                  Marian V. Mehan, Trustee


                              /s/ W. Michael Ross
                              ---------------------------------------
                                  W. Michael Ross


                              Christian Brothers College High School

                              /s/ W. Michael Ross, Trustee
                              ---------------------------------------
                                  W. Michael Ross, Trustee


                              /s/ Thomas Dunne
                              ---------------------------------------
                                  Thomas Dunne


                              /s/ William Powell
                              ---------------------------------------
                                  William Powell



                              ---------------------------------------
                                  Norbert A. Siegfreid


                              /s/ Richard Grisham
                              ---------------------------------------
                                  Richard Grisham


                              /s/ Edward Wahl
                              ---------------------------------------
                                  Edward Wahl


                              Page 55 of 56 Pages

                              Buehler Living Trust dated 8-22-90

                              /s/ Hans H. Buehler, Trustee
                              ---------------------------------------
                                  Hans H. Buehler, Trustee


                              /s/ Vivian Buehler, Trustee
                              ---------------------------------------
                                  Vivian Buehler, Trustee


                              /s/ Hans H. Buehler
                              ---------------------------------------
                                  Hans H. Buehler


                              /s/ Vivian Buehler
                              ---------------------------------------
                                  Vivian Buehler


                              /s/ Ronald C. Waranch
                              ---------------------------------------
                                  Ronald C. Waranch


                              Levy, Harkins & Co., Inc.

                              /s/ Edwin Levy, Chairman
                              ---------------------------------------
                                  Edwin Levy, Chairman


                              First Leveraged Fund, L.P.

                              /s/ Edwin Levy, General Partner
                              ---------------------------------------
                                  Edwin Levy, General Partner


                              /s/ Edwin Levy
                              ---------------------------------------
                                  Edwin Levy


                              /s/ Michael Harkins
                              ---------------------------------------
                                  Michael Harkins


                              Page 56 of 56 Pages